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                                                                    EXHIBIT 99

                     [LYONDELL LETTERHEAD APPEARS HERE]

                                                         FOR IMMEDIATE RELEASE


LYONDELL'S CHANNELVIEW FACILITY
SHUT DOWN DUE TO PIPELINE FIRE



        HOUSTON, July 29, 1996 -- Lyondell Petrochemical Company shut down its Channelview Petrochemical Complex near Houston on Saturday, July 27, as a result of a fire in a pipeline owned and operated by ARCO Pipe Line Company. While no one was injured and no operating units at Lyondell's Channelview facility were directly involved in the fire, it caused extensive damage to pipeline and plant electrical systems, forcing the shutdown of all production units at the Channelview site.

        ARCO Pipe Line and Lyondell are analyzing the cause and extent of the damage. Preliminary indications are that it could be two to four weeks before full production can resume at Channelview. Lyondell currently is working to minimize the impact on customers. While it is too early to quantify the full impact of this event, it could have a significant impact on Lyondell's third quarter results.

        Major products produced at Lyondell's Channelview facility include olefins (ethylene, propylene and co-products), methanol, MTBE, and aromatics (benzene and toluene).


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For information, contact:
Media - Jackie Wilson (713) 652-4596
Investors - Kevin DeNicola (713) 652-4590